NEWS RELEASE

Mid Penn Contact:Matthew Miller

717-257-9015

matthew.miller@midpennbank.com

FOR IMMEDIATE RELEASE

Mid Penn Bancorp, Inc. Hires Allison Johnson as SEVP, Chief Financial Officer

HARRISBURG, PA. – May 12, 2022.  Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), the parent company of Mid Penn Bank (the “Bank”), announces the appointment of Allison Johnson as senior executive vice president and chief financial officer, effective May 11, 2022. Ms. Johnson brings over 13 years of financial and accounting experience in financial services and related industries, having served most recently as the chief financial officer of Spirit of Texas Bank in Conroe, TX.

“Allison is a proven leader who brings the right combination of banking experience and strategic vision to help Mid Penn grow,” said President and CEO Rory Ritrievi. “Both our board and executive team are eager to benefit from her insight, and we look forward to partnering with Allison as we continue to execute our strategy of delivering the best banking experience throughout Pennsylvania.”

Ms. Johnson will report directly to Mr. Ritrievi and will oversee all aspects of Mid Penn’s financial strategy and performance. Ms. Johnson comes to Mid Penn with significant executive experience within the banking industry. She joined Spirit of Texas Bank in 2016, where she assumed roles of increasing responsibility, and has a proven track record of delivering profitable growth for the institution. Previously, Ms. Johnson served as SEC reporting manager at Florida Community Bank, N.A., fund accountant for Sun Capital Partners, LLC, and auditor with PriceWaterhouseCoopers.

Ms. Johnson commented, "I am excited to join the talented team of bankers at Mid Penn. I look forward to supporting the needs of the entire organization and offering additional perspective on current and future enterprise-wide strategies."

Ms. Johnson is a certified public accountant and graduated with a Bachelor of Science in Accounting from the University of Florida and a Master of Accounting from Florida State University.

About Mid Penn Bancorp, Inc.

Mid Penn Bancorp Inc. (NASDAQ: MPB), headquartered in Harrisburg, Pennsylvania, is the parent company of Mid Penn Bank, a full-service commercial bank, and MPB Financial Services Group, LLC, a provider of specialized investment strategies, insurance, and planning services to individuals, families, and businesses.  Mid Penn operates retail locations in 16 counties throughout the Commonwealth of Pennsylvania, has total assets in excess of $4.6 billion, and offers a comprehensive portfolio of financial products and services to the communities it serves. To learn more, please visit www.midpennbank.com.